EXECUTION COPY
NOTE PURCHASE AGREEMENT
among
COFINA FUNDING, LLC,
as Issuer,
VENUS FUNDING CORPORATION,
as the Conduit Purchaser,
BANK HAPOALIM B.M.,
as Funding Agent for the Purchasers,
and
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO,
as Committed Purchasers
dated as of February 21, 2006

     NOTE PURCHASE AGREEMENT (“Note Purchase Agreement”) dated as of February 21, 2006, among COFINA FUNDING, LLC (the “Issuer”), VENUS FUNDING CORPORATION (the “Conduit Purchaser”), BANK HAPOALIM B.M., as Funding Agent (the “Funding Agent”) and the Committed Purchasers from time to time party hereto.
     The parties hereto agree as follows:
RECITALS
     WHEREAS, the Issuer will issue the variable funding notes pursuant to a Base Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”), between the Issuer and U.S. Bank National Association, as trustee (in such capacity, together with its successors and assigns in such capacity, the “Trustee”), as supplemented by the Series 2006-A Supplement, dated as of the date hereof, between the Issuer and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Series Supplement,” and together with the Base Indenture, the “Indenture”); and
     WHEREAS, the Conduit Purchaser desires to acquire such variable funding notes and to make advances from time to time hereunder in its discretion, and the Committed Purchasers desire to acquire the variable funding notes and make advances from time to time hereunder.
     NOW, THEREFORE, for full and fair consideration, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Certain Defined Terms. Capitalized terms used herein without definition shall have the meanings set forth in the Indenture. Additionally, the following terms shall have the following meanings:
          “Accrual Period” means, with respect to any Settlement Date, the period from and including the prior Settlement Date to but excluding such Settlement Date; provided that the initial Accrual Period hereunder shall run from the date hereof through the Settlement Date in February, 2006.
          “Additional Amounts” means all amounts owed by the Issuer pursuant to Section 2.11 and Article VIII, plus Breakage Amounts.
          “Affected Party” has the meaning specified in Section 8.02.
          “Aggregate Purchaser Funded Amount” means, on any date of determination, an amount equal to (a) the Initial Purchase Price, plus (b) the aggregate amount of all Increases made prior to such date of determination, minus (c) the aggregate amount of principal payments in respect of the VFN made to and received by or on behalf of the Purchasers prior to such date.

          “Allocated Commercial Paper” means Commercial Paper issued by the Conduit Purchaser that is identified in the records of its program administrator as funding a particular Funding Tranche during a particular Fixed Period with respect to such Funding Tranche.
          “Applicable Margin” shall have the meaning specified in the Fee Letter.
          “Asset Purchase Agreement” shall mean the asset purchase agreement, liquidity asset purchase agreement, or other similar agreement pursuant to which any bank or group of banks or financial institutions agrees to purchase or make loans secured by (or otherwise advance funds against) all or any portion of the Conduit Purchaser’s interest in the VFN in order to support the Conduit Purchaser’s repayment of the Commercial Paper issued to fund or maintain such interest.
          “Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Purchaser, a permitted assignee thereof and the Funding Agent pursuant to which such assignee may become a party to this Note Purchase Agreement.
          “Base Rate” shall mean, with respect to any Funding Tranche funded or maintained by any Purchaser other than by reference to the LIBOR Rate or through the issuance of Commercial Paper, a rate per annum equal to the sum of (x) the greater of (i) the prime rate of interest announced by the Funding Agent from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Funding Agent) and (ii) the rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Funding Agent from three (3) federal funds brokers of recognized standing selected by it and (y) the Applicable Margin.
          “Blended Rate” shall mean, with respect to any Funding Tranche funded or maintained through the issuance of Commercial Paper, the rate equivalent to the weighted average of (i) the weighted average of the discount rates on all of the Commercial Paper issued at a discount and outstanding during the related Fixed Period, converted to an annual yield-equivalent rate on the basis of a 360-day year, which rates shall include dealer fees and commissions and (ii) the weighted average of the annual interest rates payable on all interest-bearing Commercial Paper outstanding during the related Fixed Period, on the basis of a 360-day year, which rates shall include dealer fees and commissions; provided, that to the extent that the VFN (or any portion thereof) is funded by a specific issuance of Commercial Paper, the Blended Rate shall equal the rate or weighted average of the rates applicable to such issuance.
          “Breakage Amount” has the meaning specified in Section 2.08.
          “Closing” has the meaning specified in Section 3.01.
          “Closing Date” has the meaning specified in Section 3.01.

          “Cofina Entity” means the Issuer, any Seller, the Servicer and any other Person party to the Transaction Documents that is an Affiliate of the Issuer, any Seller or Cofina.
          “Commercial Paper” shall mean the short-term promissory notes of the Conduit Purchaser issued by the Conduit Purchaser in the United States commercial paper market.
          “Committed Purchasers” means Bank Hapoalim B.M. and each of its assigns (with respect to its commitment to make Increases) that shall become a party to this Note Purchase Agreement pursuant to Section 10.04.
          “Commitment” means, with respect to any Committed Purchaser, an amount equal to such Purchaser’s Purchaser Percentage multiplied by the Maximum Funded Amount.
          “Conduit Assignee” shall mean any special-purpose vehicle issuing indebtedness in the commercial paper market administered by Bank Hapoalim B.M.
          “Conduit Purchaser” means Venus Funding Corporation and any of its permitted assigns that is a Conduit Assignee.
          “CP Rate” means, for any Fixed Period for any Funding Tranche, to the extent the Conduit Purchaser funds such Funding Tranche for such Fixed Period by issuing Commercial Paper, either the Match-Funding Rate or the Blended Rate, as determined by the program administrator of the applicable Conduit Purchaser in its sole discretion plus the Applicable Margin.
          “Eurodollar Rate” shall mean, with respect to any Funding Tranche funded or maintained by any Purchaser (or by any liquidity or credit support provider of the Conduit Purchaser), by reference to the LIBOR Rate, the Applicable Margin plus a rate per annum equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of (i) the rate obtained by dividing (A) the applicable LIBOR Rate by (B) a percentage equal to 100% minus the reserve percentage used for determining the maximum reserve requirement as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Funding Agent during the related Fixed Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such percentage for those days in such Fixed Period during which any such percentage shall be applicable) plus (ii) the then daily net annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by the Funding Agent for determining the current annual assessment payable by the Funding Agent to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities.
          “Federal Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

          “Fee Letter” means the letter or letters dated as of the Closing Date between the Issuer and the Funding Agent setting forth certain fees payable by the Issuer in connection with the purchase of the VFN by the Funding Agent for the benefit of the Purchasers.
          “Fixed Period” means, (i) with respect to a new Funding Tranche, a period beginning on and including the date of funding and ending on and excluding the immediately succeeding Settlement Date (or such other date requested by the Issuer (or the Servicer on the behalf) and agreed to by the applicable Purchaser) and (ii) with respect to any existing Funding Tranche (to the extent not paid in full on a Settlement Date), a period beginning on and including such Settlement Date and ending on and excluding the immediately succeeding Settlement Date (or such other date requested by the Issuer (or the Servicer on the behalf) and agreed to by the applicable Purchaser); provided, that
     (i) any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;
     (ii) any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper will not be for a term of more than 31 days; and
     (iii) any Fixed Period in respect of which interest is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Issuer by, the Conduit Purchaser (or its program administrator on its behalf) at any time, in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period and shall accrue interest at the Base Rate.
          “Funding Agent” means Bank Hapoalim B.M., in its capacity as Funding Agent for the Purchasers.
          “Funding Tranche” means one or more portions of the Aggregate Purchaser Funded Amount used to fund or maintain the VFN that accrue interest by reference to different interest rates.
          “Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Official Body required under any Governmental Rules.
          “Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions of any Official Body and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Official Body.

          “Increase” shall have the meaning assigned to such term in the Series Supplement.
          “Increase Amount” means the amount requested by the Issuer to be funded by the Purchasers on an Increase Date.
          “Increase Date” means the date on which an Increase occurs.
          “Indemnified Party” means any Purchaser, each entity providing credit or liquidity support to any Purchaser in connection with the VFN, the Funding Agent or any of their officers, directors, employees, agents, representatives, assignees or Affiliates.
          “Initial Purchase Price” has the meaning specified in Section 2.02.
          “Issuer Indemnified Amounts” has the meaning specified in Section 8.01(a).
          “LIBOR Rate” shall mean, with respect to any Funding Tranche, the rate at which deposits in dollars are offered to the Funding Agent, in the London interbank market at approximately 11:00 A.M. (London time) two (2) Business Days before the first day of the related Fixed Period in an amount approximately equal to the applicable Funding Tranche to which the Eurodollar Rate is to apply and for a period of time approximately equal to the applicable Fixed Period, as determined by the Funding Agent in its reasonable discretion.
          “Liquidity Purchasers” means each of the purchasers party to the Asset Purchase Agreement.
          “Match-Funding Rate” means, with respect to a Funding Tranche and a Fixed Period, the per annum rate equal to the “weighted average of the rates” (as defined below) related to the issuance of the Allocated Commercial Paper for such Funding Tranche. If such rate is a discount rate, the Match-Funding Rate shall be the rate resulting from converting such discount rate to an interest bearing equivalent rate. As used in this definition, the “weighted average of the rates” shall consist of (w) the actual interest rate (or discount) paid to purchasers of the Conduit Purchaser’s Commercial Paper, together with the commissions of placement agents and dealers in respect of such Commercial Paper, (x) certain documentation and transaction costs associated with the issuance of such Commercial Paper, (y) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the Conduit Purchaser minus any income (net of such carrying costs) received from temporary reinvestment of funds received in respect of Funding Tranches funded with Allocated Commercial Paper pending their application to obligations of a Purchaser, and (z) the costs of other borrowings by the Conduit Purchaser, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.
          “Maximum Funded Amount” means $100,000,000.
          “Notice of Increase” means a written notice of an Increase in the form of Exhibit A.

          “Purchase Expiration Date” means the date which is 364 days from the date of this Note Purchase Agreement (as such date may be extended from time to time pursuant to Section 2.04).
          “Purchaser Percentage” of any Committed Purchaser means (a) the percentage set forth on the signature page to this Note Purchase Agreement as changed by each Assignment and Acceptance entered into with an assignor or assignee, as the case may be, or (b) with respect to a Committed Purchaser that has entered into an Assignment and Acceptance, the percentage set forth therein as such Purchaser’s Purchaser Percentage, or such percentage as changed by each Assignment and Acceptance entered into between such Committed Purchaser and an assignor or assignee.
          “Purchasers” means the Conduit Purchaser and the Committed Purchasers.
          “Reduction” has the meaning specified in Section 2.05.
          “Required VFN Series Holders” means each Conduit Purchaser and the “Committed Purchasers” under all VFN Series whose aggregate commitment amounts under each such series equals at least 66 2/3% of the aggregate of the commitment amounts under all of the VFN Series.
          “Transfer Supplement” has the meaning specified in Section 10.4(b).
          “Variable Noteholders” means each holder of a variable funding note relating to any VFN Series issued from time to time pursuant to the terms of the Indenture.
          “VFN” means the Cofina Variable Funding Asset-Backed Note Series 2006-A in the maximum aggregate principal amount of $100,000,000 to be issued by the Issuer pursuant to the Indenture in the name of the Funding Agent on behalf of the Purchasers.
          “VFN Financing Costs” or “Series 2006-A Financing Costs” means, with respect to any Accrual Period, the VFN Interest Component for such Accrual Period.
          “VFN Interest Component” means, with respect to any Accrual Period, the result obtained by multiplying:
     (x) the weighted average of the rates applicable to all Funding Tranches outstanding during all or part of such Accrual Period (determined as of each day in such Accrual Period but estimated by the Funding Agent for the period from the Determination Date related to the applicable Settlement Date through such Settlement Date, with any adjustments to be made with respect to the VFN Interest Component for the next Accrual Period), each such rate being (a) to the extent the Conduit Purchaser is funding such Funding Tranche during such period through the issuance of Commercial Paper, the Eurodollar Rate, and (b) to the extent any Purchaser is not funding such Funding Tranche during such period through the issuance of Commercial Paper, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the Eurodollar Rate or Base Rate, as applicable with respect to such Funding Tranche (as determined in the sole discretion of the Funding Agent); provided, however, that interest for any Funding Tranche shall not be considered paid by any distribution to the extent that all or a portion of such distribution is rescinded or must otherwise be returned for any reason; times
     (y) the average daily Aggregate Purchaser Funded Amount for such Accrual Period; times
     (z) a fraction, the numerator of which is the number of days in such Accrual Period and the denominator of which is 360 (or, if such VFN Interest Component is calculated by reference to the Base Rate, 365 or 366, as applicable).
          SECTION 1.02 Other Definitional Provisions. (a) Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture. All terms defined in this Note Purchase Agreement shall have the meanings given herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
          (b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.01, and accounting terms partially defined in Section 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.
          (c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Note Purchase Agreement shall refer to this Note Purchase Agreement as a whole and not to any particular provision of this Note Purchase Agreement; and Section, subsection, Schedule and Exhibit references contained in this Note Purchase Agreement are references to Sections, subsections, the Schedules and Exhibits in or to this Note Purchase Agreement unless otherwise specified.
ARTICLE II
PURCHASE AND SALE
          SECTION 2.01 Purchase and Sale of the VFN. On the terms and subject to the conditions set forth in this Note Purchase Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Issuer hereby offers to sell to the Funding Agent, on behalf of the Purchasers, and the Funding Agent (i) may on behalf of the Conduit Purchaser or (ii) if the Conduit Purchaser elects not to make the purchase thereof at such time, shall, on behalf of the Committed Purchasers, purchase at the Closing the VFN in an initial outstanding principal amount equal to the Initial Note Principal.
          SECTION 2.02 Initial Purchase Price. The VFN is to be purchased at a price (the “Initial Purchase Price”) equal to 100% of the Initial Note Principal.

          SECTION 2.03 Increases. (a) Subject to the terms and conditions of this Note Purchase Agreement and the Series Supplement, from time to time prior to the Purchase Expiration Date upon receipt by the Trustee and the Funding Agent of a Notice of Increase, (i) the Funding Agent, on behalf of the Conduit Purchaser, and in the sole and absolute discretion of the Conduit Purchaser, may make Increases and (ii) if the Conduit Purchaser elects not to make an Increase, each Committed Purchaser severally agrees to fund its respective Purchaser Percentages of such Increase; provided, however, that no Committed Purchaser shall be required to fund a portion of any Increase if, after giving effect thereto, the portion of the Aggregate Purchaser Funded Amount funded by such Committed Purchaser hereunder plus the aggregate amount funded by such Committed Purchaser as a Liquidity Purchaser under the Asset Purchase Agreement would exceed its Purchaser Percentage times the Maximum Funded Amount.
          (b) Each Increase hereunder shall be subject to the further conditions precedent that:
          (i) The Funding Agent and the applicable Notice Persons shall have received copies of the Monthly Noteholders’ Statement most recently required to have been delivered under the Indenture;
          (ii) Each of the representations and warranties of each Cofina Entity made in the Transaction Documents to which it is a party shall be true and correct in all material respects as of the applicable Increase Date (except to the extent they expressly relate to an earlier or later time);
          (iii) Each Cofina Entity shall be in compliance in all material respects with all of its respective covenants contained in the Transaction Documents to which it is a party;
          (iv) No Early Amortization Event, Potential Early Amortization Event, Default, Event of Default or Servicer Default shall have occurred and be continuing;
          (v) The Purchase Expiration Date shall not have occurred;
          (vi) After giving effect to such Increase, no Borrowing Base Deficiency shall exist;
          (vii) The Funding Agent and the applicable Notice Persons shall have received a completed Notice of Increase with respect to such proposed Increase, not later than 2:00 p.m. (New York time) on the proposed date of such Increase;
          (c) Each Increase of the VFN shall be requested in an aggregate principal amount of $250,000 and integral multiples of $1,000 in excess thereof; provided, that an Increase may be requested in the entire remaining Maximum Funded Amount.
          (d) The purchase price of each Increase shall be equal to 100% of the Increase Amount, and shall be paid not later than 3:00 p.m. New York City time on the Increase Date by wire transfer of immediately available funds to such account as may from time to time be specified by the Issuer in a notice to the Funding Agent and the applicable Notice Persons.

          (e) All conditions set forth in Section 3.1(b) of the Series Supplement, to the extent applicable, shall have been satisfied at such time.
     Each “Increase” with respect to all VFN Series shall be allocated to each respective VFN Series as instructed by the Issuer in its sole discretion.
          SECTION 2.04 Extension of Purchase Expiration Date. The Issuer may advise the Funding Agent in writing of its desire to extend the Purchase Expiration Date for an additional 364 days; provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current Purchase Expiration Date. The Funding Agent shall notify the Issuer in writing, within 45 days after its receipt of such request by the Issuer, whether the Purchasers or any of them agree to such extension (it being understood that the Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect and, if the Purchasers so agree, the Issuer, the Funding Agent and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers and the Funding Agent in connection therewith (including reasonable attorneys’ fees and expenses) shall be paid by the Issuer); it being understood, that the failure of the Funding Agent to so notify the Issuer as set forth above shall not be deemed to be a consent to such request for extension.
          SECTION 2.05 Reduction of Maximum Funded Amount. On any Settlement Date prior to the Rapid Amortization Commencement Date, upon the written request of the Issuer, the Maximum Funded Amount may be permanently reduced (a “Reduction”) by the Issuer; provided that the Issuer shall have given the Funding Agent irrevocable written notice (effective upon receipt) of the amount of such Reduction prior to 10:00 a.m., New York time on a Business Day that is at least thirty (30) days prior to such Reduction; provided, further, that any such Reduction shall be in an amount equal to $10,000,000, or integral multiples of $5,000,000 in excess thereof; and provided, further, that no Reduction may cause the Maximum Funded Amount to be lower than $50,000,000.
          SECTION 2.05 Calculation of Monthly Interest. (a) On the Business Day prior to each Determination Date, the Funding Agent shall calculate (with respect to the CP Rate, based solely on such information provided by the Conduit Purchaser or its program administrator), for the applicable Accrual Period, the aggregate Monthly Interest for each Funding Tranche.
          (b) The Issuer agrees to pay, and the Issuer agrees to instruct the Servicer and the Trustee to pay, all amounts payable by it with respect to the VFN, this Note Purchase Agreement and the Series Supplement to the account designated by the applicable Purchaser. All such amounts shall be paid no later than 12:00 noon, New York City time, on the day when due as determined in accordance with this Note Purchase Agreement, the Indenture and the other Transaction Documents, in Dollars in immediately available funds.
          SECTION 2.06 Benefits of Indenture. The Issuer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Indenture by the Issuer to the Trustee is (unless such representation, warranty, covenant or agreement specifically states otherwise) also made herein for the benefit and security of the Purchasers and the Funding Agent.
          SECTION 2.07 Broken Funding. In the event of (i) the payment of any principal of any Funding Tranche (other than a Funding Tranche on which the interest is computed by reference to the Base Rate) other than on the last day of the Fixed Period applicable thereto (including as a result of the occurrence of the Rapid Amortization Commencement Date or an optional prepayment of a Funding Tranche), or (ii) any failure to borrow, continue or prepay any Funding Tranche on the date specified in any notice delivered pursuant hereto, then, in any such event, the Issuer shall compensate the applicable Purchaser for the loss, cost and expense attributable to such event. Such loss, cost or expense to any such Purchaser shall be deemed to include an amount (the “Breakage Amount”) determined by such Purchaser (or the Funding Agent) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Funding Tranche had such event not occurred, at the interest rate that would have been applicable to such Funding Tranche, for the period from the date of such event to the last day of the applicable Fixed Period (or, in the case of a failure to borrow for the period that would have been the related Fixed Period), over (ii) the amount of interest which would be obtainable upon redeployment or reinvestment of an amount of funds equal to such Funding Tranche for such period. A certificate of any Purchaser incurring any loss, cost or expense as a result of any of the events specified in this Section 2.08 and setting forth any amount or amounts that such Purchaser is entitled to receive pursuant to this Section 2.08 and the reasons therefor shall be delivered to the Issuer by the Funding Agent and shall include reasonably detailed calculations and shall be conclusive absent manifest error. The Issuer shall pay to the related Funding Agent on behalf of each such Purchaser the amount shown as due on any such certificate on the first Settlement Date which is not less than three Business Days after receipt of notice thereof.
          SECTION 2.08 Illegality. Notwithstanding anything in this Note Purchase Agreement or any other Transaction Document to the contrary, if, after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law), shall make it unlawful for any Purchaser (or its liquidity and credit support providers, if applicable) to acquire or maintain a Funding Tranche by reference to the Eurodollar Rate as contemplated by this Note Purchase Agreement (or the applicable Asset Purchase Agreement), (i) the Funding Agent on behalf of such Purchaser (or any liquidity and/or credit support provider of any such Purchaser, as the case may be) shall, within forty-five (45) days after receiving actual knowledge thereof, deliver a certificate to the Issuer (with a copy to the applicable Funding Agent) setting forth the basis for such illegality, which certificate shall be conclusive absent manifest error, and (ii) such Purchaser’s portion of any Funding Tranche maintained by reference to the Eurodollar Rate then outstanding shall be converted automatically to a Funding Tranche maintained by reference to the Base Rate.
          SECTION 2.09 Inability to Determine Eurodollar Rate. If, prior to the first day of any Fixed Period relating to any Funding Tranche maintained by reference to the Eurodollar Rate:

     (1) the Funding Agent shall have determined (which determination in the absence of manifest error shall be conclusive and binding upon the Issuer) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Fixed Period; or
     (2) the Funding Agent shall have received notice from one or more Purchasers (or any liquidity and/or credit support provider of any such Purchaser, as the case may be) that the Eurodollar Rate determined or to be determined for such Fixed Period will not adequately and fairly reflect the cost to such Purchasers (or any liquidity and/or credit support provider of any such Purchaser, as the case may be) (as conclusively certified by such Person) of purchasing or maintaining their affected portions of such Funding Tranches during such Fixed Period;
then, in either such event, the Funding Agent shall give telecopy or telephonic notice thereof (confirmed in writing) to the Issuer as soon as practicable (but, in any event, within thirty (30) days after such determination or notice, as applicable) thereafter. Until such notice has been withdrawn by the Funding Agent, no further Funding Tranches shall be funded or maintained at the Eurodollar Rate. The Funding Agent agrees to withdraw any such notice as soon as reasonably practicable after the Funding Agent is notified of a change in circumstances which makes such notice inapplicable.
          SECTION 2.10 Fees. The Issuer shall pay to the Funding Agent for the benefit of the applicable Purchasers as and when due and in accordance with the provisions for payment set forth in Article 5 of the Series Supplement, each of the fees specified in the Fee Letter.
ARTICLE III
CLOSING
          SECTION 3.01 Closing. The closing (the “Closing”) of the purchase and sale of the VFN shall take place on or about 10:00 a.m. on February 21, 2006, or if the conditions to closing set forth in Article IV of this Note Purchase Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon (the date of the Closing being referred to herein as the “Closing Date”).
          SECTION 3.02 Transactions to be Effected at the Closing. At the Closing (a) the Funding Agent will (to the extent received from the Purchasers) deliver to the Issuer funds in an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to a bank account designated by the Issuer to the Funding Agent at least two Business Days prior to the Closing Date; and (b) the Issuer shall deliver the VFN to the Funding Agent in satisfaction of the Issuer’s obligation to the Funding Agent hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO
PURCHASE ON THE CLOSING DATE
          The purchase by the Funding Agent on behalf of the Purchasers of the VFN is subject to the satisfaction at the time of the Closing of the following conditions (any or all of which may be waived by the Funding Agent in its sole discretion):
          SECTION 4.01 Performance by Cofina Entities. All the terms, covenants, agreements and conditions of the Transaction Documents to which each Cofina Entity is a party to be complied with and performed by the Cofina Entities at or before the Closing shall have been complied with and performed in all material respects.
          SECTION 4.02 Representations and Warranties. Each of the representations and warranties of each Cofina Entity made in the Transaction Documents to which it is a party shall be true and correct in all material respects as of the time of the Closing (except to the extent they expressly relate to an earlier or later time).
          SECTION 4.03 Corporate Documents. The Funding Agent shall have received copies of the (i) certificate of incorporation or certificate of formation, as applicable, good standing certificate and by-laws or limited liability company agreement, as applicable, of each Cofina Entity, (ii) board of directors resolutions or resolutions of the managing member, as applicable, of each Cofina Entity with respect to the Transaction Documents to which it is a party, and (iii) incumbency certificate of each Cofina Entity, each certified by appropriate corporate or limited liability company authorities.
          SECTION 4.04 Opinions of Counsel. The Funding Agent shall have received favorable opinions from counsel to the Sellers, the Servicer and the Issuer dated as of the Closing Date and reasonably satisfactory in form and substance to the Funding Agent and its counsel, as to such matters as the Funding Agent and its counsel may reasonably request.
          SECTION 4.05 Reports. The Funding Agent shall have received a copy of the most recent Monthly Servicer Report prior to Closing.
          SECTION 4.06 Financing Statements. The Funding Agent shall have received evidence satisfactory to it of the completion of all recordings, registrations, notices and filings as may be necessary or, in the opinion of the Funding Agent, desirable to perfect or evidence the sale and assignment by each Seller to the Issuer of their respective ownership interests in the Receivables, Related Security and other collateral in the Trust Estate and the proceeds thereof and the security interest granted to the Trustee for the benefit of the Secured Parties pursuant to the granting clauses of the Indenture:
          SECTION 4.07 Documents. The Funding Agent shall have received a duly executed counterpart of each of the Transaction Documents and each and every document or certification delivered by any party in connection with any of such agreements, and each such document shall be in full force and effect.

          SECTION 4.08 VFN. The Funding Agent shall have received an executed VFN being purchased by the Purchasers, registered in the name of the Funding Agent, as agent for the Purchasers.
          SECTION 4.09 No Actions or Proceedings. No action, suit, proceeding or investigation by or before any Official Body shall have been instituted to restrain or prohibit the consummation of, or to invalidate, the transactions contemplated by the Transaction Documents and the documents related thereto in any material respect.
          SECTION 4.10 Approvals and Consents. All Governmental Actions of all Official Bodies required with respect to the transactions contemplated by the Transaction Documents and the other documents related thereto shall have been obtained or made.
          SECTION 4.11 Officer’s Certificates. The Funding Agent shall have received a certificate of a Responsible Officer from each Cofina Entity (each, an “Officer’s Certificate”) in form and substance reasonably satisfactory to the Funding Agent and its counsel, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 4.01 and 4.02 with respect to such Cofina Entity.
          SECTION 4.12 Accounts. The Funding Agent shall have received evidence that the Collection Account, Series 2006-A Settlement Account and the Spread Maintenance Account have been established in accordance with the terms of the Indenture.
          SECTION 4.13 Expenses. Costs and expenses of the Funding Agent and the Purchasers accrued and payable under Section 8.04, including all accrued attorneys’ fees and expenses shall have been paid.
          SECTION 4.14 Liens. The Funding Agent shall have received UCC search reports showing that no Liens exist on the Receivables, Related Security or any other assets or collateral in the Trust Estate, other than (i) Liens in favor of (or appropriately assigned to) the Trustee, (ii) Permitted Encumbrances, and (iii) Liens for which releases or acceptable assignments or other amendments have been delivered to the Trustee.
          SECTION 4.15 Other Documents. The Cofina Entities shall have furnished to the Funding Agent such other information, certificates and documents as the Funding Agent may reasonably request.
          SECTION 4.16 Payment of Fees. The fees due on the Closing Date (as specified in the Fee Letter) shall have been paid.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ISSUER
          SECTION 5.01 Representations and Warranties of the Issuer. The representations and warranties made by the Issuer in the other Transaction Documents are hereby remade by the Issuer on each date to which they are made in such Transaction Documents as if such representations and warranties were set forth herein. For purposes of this Section 5.01, such representations and warranties are incorporated by reference herein in their entirety.
          SECTION 5.02 Reaffirmation of Representations and Warranties by the Issuer. On the Closing Date and on each day that an Increase is made hereunder, the Issuer, by accepting the proceeds thereof, shall be deemed to have certified that all of its representations and warranties contained in the Transaction Documents are true and correct on and as of such day as though made on and as of such day (except to the extent they relate to an earlier date or later time, and then as of such earlier date or later time).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE FUNDING AGENT AND THE PURCHASERS
          The Funding Agent and each Purchaser hereby makes with respect to itself the following representations and warranties to the Issuer on which the Issuer shall rely in entering into this Note Purchase Agreement:
          SECTION 6.01 Securities Laws; Transfer Restrictions. The Funding Agent and each of the Purchasers represents and warrants to the Issuer, as of the date hereof (or as of a subsequent date on which a successor or assign of any Purchaser shall become a party hereto), and agrees that:
          (a) it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and it is able and prepared to bear the economic risk of investing in, the VFN;
          (b) it is purchasing the VFN for its own account, or for the account of one or more “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that meet the criteria described in subsection (a) and for which it is acting with complete investment discretion, for investment purposes only and not with a view to distribution;
          (c) it understands that (i) the VFN has not been and will not be registered or qualified under the Securities Act or any applicable state securities laws or the securities laws of any other jurisdiction and is being offered only in a transaction not involving any public offering within the meaning of the Securities Act, (ii) the Issuer is not required to so register or qualify the VFN, and (iii) the VFN may be resold, pledged or otherwise transferred only (A) to the Issuer, (B) to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A under the Securities Act, or (C) in a transaction otherwise exempt from the registration requirements of the Securities Act, in each case in accordance with the provisions of the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction;
          (d) it understands that upon original issuance thereof, and until such time as the same may no longer be required under the applicable requirements of the Securities Act, the certificate evidencing the VFN (and all securities issued in exchange therefor or substitution thereof) shall bear a restrictive legend substantially in the form set forth in the form of VFN included as an exhibit to the Series Supplement; and
          (e) it will obtain from any transferee of the VFN (or any interest therein) substantially the same representations, warranties and agreements contained in this Section 6.01.
          SECTION 6.02 Enforceability. This Note Purchase Agreement has been duly authorized, executed and delivered by each Purchaser and the Funding Agent, and is the valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
ARTICLE VII
COVENANTS
          SECTION 7.01 Covenants. The Issuer hereby covenants that, until the termination of the Transaction Documents, unless the Purchasers shall otherwise consent in writing:
          (a) Monthly Noteholders’ Statement; Notice of Adverse Effect. The Issuer will cause each Monthly Noteholders’ Statement pertaining to the Series Supplement to be delivered to each Purchaser, contemporaneously with the delivery thereof to the Trustee.
          (b) Notice of Default. As soon as possible, and in any event within one (1) day after the occurrence thereof, the Issuer shall (or shall cause the Servicer to) give each Purchaser written notice of each Early Amortization Event, Potential Early Amortization Event, Default, Event of Default or Servicer Default.
          (c) Further Assurances. The Issuer agrees to take any and all acts and to create any and all further instruments necessary or reasonably requested by the Funding Agent to fully effect the purposes of this Note Purchase Agreement.
          (d) Notice of Modifications to Transaction Documents and Credit Manual. The Issuer shall (or shall cause the Servicer to) give the Funding Agent and each Purchaser written notice of any proposed amendment, modification or waiver of any provision of the Transaction Documents. In addition, the Issuer shall not amend (or consent to the amendment of) the Credit Manual without the prior written consent of the Funding Agent.
          (e) Expenses. Whether or not the Closing takes place, except as otherwise expressly provided herein or in the Fee Letter, all reasonable costs and expenses incurred by the Purchasers or the Funding Agent in connection with this Note Purchase Agreement and the transactions contemplated hereby shall be paid by the Issuer.
          SECTION 7.02 Incorporation. The covenants of the Issuer in the other Transaction Documents are hereby incorporated herein in their entirety and the Issuer hereby covenants and agrees to perform such covenants as though such covenants were set forth in full herein.
ARTICLE VIII
INDEMNIFICATION
          SECTION 8.01 Indemnification. Without limiting any other rights which the Funding Agent or the Purchasers may have hereunder or under applicable law, the Issuer hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Issuer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Note Purchase Agreement, the other Transaction Documents, the ownership, either directly or indirectly, of any interest in the VFN or any of the other transactions contemplated hereby or thereby, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. Without limiting the generality of the foregoing, and subject to the exclusions set forth in the preceding sentence, the Issuer shall indemnify each Indemnified Party for Issuer Indemnified Amounts relating to or resulting from:
          (a) any representation or warranty made by the Issuer under this Note Purchase Agreement, in any of the other Transaction Documents, in any Monthly Servicer Report or in any other written information or report delivered by the Issuer pursuant hereto or thereto, which shall have been false or incorrect in any respect when made or deemed made;
          (b) the failure by the Issuer to comply with any applicable Requirement of Law with respect to any portion of the Trust Estate, or the nonconformity of any portion of the Trust Estate with any applicable Requirement of Law;
          (c) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Loan not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
          (d) the failure by the Issuer to comply with any term, provision or covenant contained in this Note Purchase Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties under the Trust Estate;
          (e) the failure of the Issuer to pay when due any taxes, including without limitation, sales, excise or personal property taxes payable in connection with any portion of the Trust Estate;
          (f) any reduction in the aggregate outstanding principal balance of the VFN or any Funding Tranche with respect to any Purchaser as a result of the distribution of Collections pursuant to Article V of the Indenture and/or the Series Supplement, if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

          (g) the commingling by the Issuer of Collections at any time with other funds;
          (h) any investigation, litigation or proceeding related to this Note Purchase Agreement, any of the other Transaction Documents, the use of proceeds by the Issuer, the ownership directly or indirectly of the VFN or any interest in the Trust Estate;
          (i) any failure of the Issuer to give reasonably equivalent value to any Seller in consideration of the purchase by the Issuer from such Seller of any Receivable, or any attempt by any Person to void, rescind or set aside any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
          (j) any action taken by the Issuer in the enforcement or collection of any portion of the Trust Estate;
          (k) the failure of any Receivable included in any Monthly Servicer Report or other periodic report as an Eligible Receivable for purposes of any calculation based on Eligible Receivables or otherwise to be an Eligible Receivable at the time of such calculation;
          (l) the failure to vest in the Trustee (for the benefit of the Purchasers and the other Secured Parties) (i) to the extent the perfection of a security interest in such property is governed by the UCC, a valid and enforceable first priority perfected security interest in such Receivables, Related Security and other related rights or (ii) if the perfection of such security interest is not governed by the UCC, a valid and enforceable lien or security interest in such Receivables, Related Security and other related rights, in each case, free and clear of any Adverse Claim; or
          (m) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Receivables, Related Security and other related rights transferred or purported to be transferred hereunder whether at the time of any purchase or at any subsequent time.
     If for any reason the indemnification provided in this Section 8.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless for the Issuer Indemnified Amounts, then the indemnifying party shall (subject to the exclusions set forth in the first sentence of this Section 8.01) contribute to the maximum amount payable or paid to such Indemnified Party as a result of the applicable claim, damage, expense, loss or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the indemnifying party on the other hand, but also the relative fault of such Indemnified Party (if any) and the indemnifying party and any other relevant equitable considerations. The parties hereto acknowledge and agree that all amounts payable under this Section 8.01 shall be payable by the Issuer solely to the extent funds are available therefor in accordance with the priority of payments set forth in Article V of the Base Indenture.
          SECTION 8.02 Indemnity for Reserves and Expenses. (a) If after the date hereof, the adoption of any law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (whether or not having the force of law), other than laws, interpretations, guidelines or directives relating to Taxes:
          (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, the Funding Agent, any Purchaser or any other liquidity and/or credit support provider of any Conduit Purchaser (each, an “Affected Party”) or shall impose on any Affected Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Note Purchase Agreement, the other Transaction Documents, the ownership, maintenance or financing of the VFN, the Receivables, the Trust Estate or payments of amounts due hereunder or its obligation to advance funds hereunder or under the other Transaction Documents; or
          (ii) imposes upon any Affected Party any other expense deemed by such Affected Party to be material (including, without limitation, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Note Purchase Agreement, the other Transaction Documents, the ownership, maintenance or financing of the VFN, the Receivables, the Trust Estate, or payments of amounts due hereunder or its obligation to advance funds hereunder or otherwise in respect of this Note Purchase Agreement or the other Transaction Documents, and the result of any of the foregoing is to increase the cost to such Affected Party with respect to this Note Purchase Agreement, the other Transaction Documents, the ownership, maintenance or financing of the VFN, the Receivables, the Trust Estate, the obligations hereunder or the funding of any Increases hereunder or under the other Transaction Documents, by an amount reasonably deemed by such Affected Party to be material, then, on the first Settlement Date which is not less than ten (10) Business Days after demand by such Affected Party through the Funding Agent, the Issuer shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such increased cost or reduction. In making demand hereunder, the applicable Affected Party shall submit to the Issuer a certificate as to such increased costs incurred which shall provide in detail the basis for such claim which certificate shall be conclusive and binding for all purposes absent manifest error; provided, however, that no such Affected Party shall be required to disclose any confidential or tax planning information in any such certificate. The parties hereto acknowledge and agree that all amounts payable under this Section 8.02(a) shall be payable by the Issuer solely to the extent funds are available therefor in accordance with the priority of payments set forth in Article V of the Base Indenture.
          (b) If any Affected Party shall have determined that after the Closing Date, the adoption of any applicable law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have, due to an increase in the amount of capital required to be maintained by such Affected Party, the effect of reducing the rate of return on capital of such Affected Party as a consequence of such Affected Party’s obligations hereunder or with respect hereto to a level below that which such Affected Party could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Affected Party to be material, then from time to time, on the first Settlement Date which is not less than ten (10) Business Days after demand by such Affected Party through the Funding Agent, the Issuer shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 9.2(b). In making demand hereunder, the applicable Affected Party shall submit to the Issuer a certificate as to such increased costs incurred which shall provide in detail the basis for such claim which certificate shall be conclusive and binding for all purposes absent manifest error; provided, however, that no such Affected Party shall be required to disclose any confidential or tax planning information in any such certificate. The parties hereto acknowledge and agree that all amounts payable under this Section 8.02(b) shall be payable by the Issuer solely to the extent funds are available therefor in accordance with the priority of payments set forth in Article V of the Base Indenture.
          SECTION 8.03 Indemnity for Taxes. (a) All payments made by the Issuer to the Funding Agent for the benefit of the Purchasers under this Note Purchase Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future stamp or similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Official Body, excluding (i) taxes that would not have been imposed if the Affected Party had timely complied with the requirements of Section 8.03(b), and (ii) taxes imposed on the net income of the Funding Agent or any other Affected Party, in each case imposed by any jurisdiction under the laws of which the Funding Agent or such Affected Party is organized or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, collectively or individually, “Taxes”). If any such Taxes are required to be withheld from any amounts payable to the Funding Agent or any Affected Party hereunder, the amounts so payable to the Funding Agent or such Affected Party shall be increased to the extent necessary to yield to the Funding Agent or such Affected Party (after payment of all Taxes) all amounts payable hereunder at the rates or in the amounts specified in this Note Purchase Agreement and the other Transaction Documents. The Issuer shall indemnify the Funding Agent or any such Affected Party for the full amount of any such Taxes on the first Settlement Date which is not less than ten (10) days after the date of written demand therefor by the Funding Agent.
          (b) Each Affected Party that is a Non-United States Person shall:
          (i) deliver to the Issuer and the Funding Agent two duly completed copies of IRS Form W-8 BEN or Form W-8 ECI, or successor applicable form, as the case may be;
          (ii) deliver to the Issuer and the Funding Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Issuer; and
          (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Issuer or the Funding Agent;
unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which, regardless of the identity of the Affected Party, renders all such forms inapplicable or which, regardless of the identity of the Affected Party, would prevent such Affected Party from duly completing and delivering any such form with respect to it, and such Affected Party so advises the Issuer and the Funding Agent. Each such Affected Party so organized shall certify in the case of an IRS Form W-8 BEN or IRS Form W-8 ECI (or successor applicable form), that it is entitled to receive payments under this Note Purchase Agreement and the other Transaction Documents without deduction or withholding of any United States federal income taxes. Each Affected Party which is a Non-United States Person represents and warrants to the Issuer and the Funding Agent that, as of the date of this Note Purchase Agreement (or the date such Person otherwise becomes an Affected Party, as the case may be), (i) it is entitled to receive all payments hereunder without deduction or withholding for or on account of any United States federal Taxes and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdiction of its head office or any booking office used in connection with this Note Purchase Agreement. Each Affected Party which is a Non-United States Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal Taxes delivered under this clause (b) is found to be incomplete or incorrect in any material respect, such Affected Party shall (to the extent it is permitted to do so under the laws and any double taxation treaties of the United States, the jurisdiction of its organization and the jurisdictions in which its relevant booking offices are located) execute and deliver to each of the Funding Agent and the Issuer a complete and correct replacement form.
          (c) Limitations. Each Affected Party agrees to use reasonable efforts to mitigate the imposition of any Taxes referred to in this Section 8.03, including changing the office of such Affected Party from which any Funding Tranche (or portion thereof) funded or maintained by such Affected Party or this Note Purchase Agreement is booked; provided that such reasonable efforts would not be disadvantageous to such Affected Party or result in the imposition of any additional Taxes upon such Affected Party or cause such Affected Party, in its good faith judgment, to violate one or more of its policies in order to avoid such imposition of Taxes. The parties hereto acknowledge and agree that all amounts payable under this Section 8.03 shall be payable by the Issuer solely to the extent funds are available therefor in accordance with the priority of payments set forth in Article V of the Base Indenture.
          SECTION 8.04 Other Costs, Expenses and Related Matters. (a) The Issuer agrees, upon receipt of a written invoice, to pay or cause to be paid, and to hold the Funding Agent and the Purchasers harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of the Funding Agent and/or the Purchasers) or intangible, documentary or recording taxes incurred by or on behalf of the Funding Agent and the Purchasers (i) in connection with the negotiation, execution, delivery and preparation of this Note Purchase Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including, without limitation, the perfection or protection of the Purchasers’ interest in the Trust Estate) and (ii) (A) relating to any amendments, waivers or consents under this Note Purchase Agreement, any Asset Purchase Agreement and the other Transaction Documents, (B) arising in connection with the Funding Agent’s or such Purchaser’s enforcement or preservation of rights (including the perfection and protection of the Purchasers’ interest in the Trust Estate under this Note Purchase Agreement and the other Transaction Documents), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Note Purchase Agreement or any of the other Transaction Documents. The parties hereto acknowledge and agree that all amounts payable under this Section 8.04 shall be payable by the Issuer solely to the extent funds are available therefor in accordance with the priority of payments set forth in Article V of the Base Indenture.
          (b) The Funding Agent will notify the Issuer and the Servicer in writing of any event occurring after the date hereof which will entitle an Indemnified Party or Affected Party to compensation pursuant to this Article VIII. Any notice by the Funding Agent claiming compensation under this Article VIII and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Funding Agent or any applicable Indemnified Party or Affected Party may use any reasonable averaging and attributing methods.
          (c) If the Issuer is required to pay any additional amount to any Purchaser pursuant to Section 8.02 or 8.03, then such Purchaser shall use reasonable efforts (which shall not require such Purchaser to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce amounts payable pursuant to Section 8.02 or 8.03, as the case may be, in the future.
ARTICLE IX
THE FUNDING AGENT
          SECTION 9.01 Authorization and Action. Each Purchaser hereby accepts the appointment of and authorizes the Funding Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Funding Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Purchasers hereby authorize the Funding Agent, in its sole discretion, to take any actions and exercise any rights or remedies under this Note Purchase Agreement and any permitted related agreements and documents. Except for actions which the Funding Agent is expressly required to take pursuant to this Note Purchase Agreement or the applicable Asset Purchase Agreement, the Funding Agent shall not be required to take any action which exposes the Funding Agent to personal liability or which is contrary to applicable law unless the Funding Agent shall receive further assurances to its satisfaction from the Purchasers of the indemnification obligations under Section 9.04 against any and all liability and expense which may be incurred in taking or continuing to take such action. The Funding Agent agrees to give to the Purchasers prompt notice of each notice and determination given to it by the Issuer, the Servicer or the Trustee, pursuant to the terms of this Note Purchase Agreement or the other Transaction Documents. Subject to Section 9.06, the appointment and authority of the Funding Agent hereunder shall terminate upon the later of (i) the payment to (a) the Purchasers of all amounts owing to the Purchasers hereunder and (b) the Funding Agent of all amounts due hereunder and (ii) the Series 2006-A Termination Date.
          SECTION 9.02 Funding Agent’s Reliance, Etc. Neither the Funding Agent nor any of its directors, officers, agents who are natural persons or employees shall be liable for any action taken or omitted to be taken by it or them as Funding Agent under or in connection with this Note Purchase Agreement or any related agreement or document, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Funding Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the Purchasers and shall not be responsible to the Purchasers for any statements, warranties or representations made by any other Person in connection with any Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Person or to inspect the property (including the books and records) of any Person; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of any Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it in good faith to be genuine and signed or sent by the proper party or parties.
          SECTION 9.03 Funding Agent and Affiliates. The Funding Agent and its respective Affiliates may generally engage in any kind of business with the Issuer, the Servicer, any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Issuer, any Seller, the Servicer, any Obligor or any of their respective Affiliates, all as if such entities were not the Funding Agent and without any duty to account therefor to the Purchasers.
          SECTION 9.04 Indemnification. Each Purchaser (other than the Conduit Purchaser) severally agrees to indemnify the Funding Agent (to the extent not reimbursed by any Cofina Entity), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Funding Agent in any way relating to or arising out of any Transaction Document or any action taken or omitted by the Funding Agent under any Transaction Document; provided, that (i) no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Funding Agent’s gross negligence or willful misconduct and (ii) no Purchaser shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by the majority of the Purchasers (other than the Conduit Purchaser) (based on Purchaser Percentages). Without limitation of the generality of the foregoing, each Purchaser (other than a Conduit Purchaser), agrees to reimburse the Funding Agent, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Funding Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Transaction Document; provided, that no Purchaser shall be responsible for the costs and expenses of the Funding Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Funding Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.
          SECTION 9.05 Purchase Decision. Each Purchaser acknowledges that it has, independently and without reliance upon the Funding Agent, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Note Purchase Agreement and to purchase an interest in the VFN. Each Purchaser also acknowledges that it will, independently and without reliance upon the Funding Agent or any of its Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Note Purchase Agreement or any related agreement, instrument or other document.
          SECTION 9.06 Successor Funding Agent. The Funding Agent may resign at any time by giving thirty (30) days’ written notice thereof to the Purchasers, the Issuer and the Trustee. Upon any such resignation, the Purchasers shall have the right to appoint a successor Funding Agent. If no successor Funding Agent shall have been so appointed and shall have accepted such appointment, within thirty days after the retiring Funding Agent’s giving of notice of resignation, then the retiring Funding Agent may, on behalf of the Purchasers, appoint a successor Funding Agent. Upon the acceptance of any appointment as Funding Agent hereunder by a successor Funding Agent, such successor Funding Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Funding Agent, and the retiring Funding Agent shall be discharged from its duties and obligations under this Note Purchase Agreement and the other Transaction Documents (other than obligations arising or to have been performed prior to such retirement). After any retiring Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Funding Agent under this Note Purchase Agreement and the other Transaction Documents.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01 Amendments. No amendment or waiver of any provision of this Note Purchase Agreement shall in any event be effective unless the same shall be signed by each of the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 10.02 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed, telefaxed (receipt confirmed) or hand delivered, as to each party hereto, at its address set forth in Schedule I hereto or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall be effective upon receipt by the addressee.
          SECTION 10.03 No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 10.04 Binding Effect; Assignability. (a) This Note Purchase Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Issuer may not assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Funding Agent. No provision of this Note Purchase Agreement or any other Transaction Document shall in any manner restrict the ability of any Purchaser to assign, participate, grant security interests in, or otherwise transfer any portion of its interest in the VFN (and its rights to receive any payments in respect thereof, including in connection with any collateral securing payment with respect to such VFN); provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth herein and in the Indenture; provided, further, that unless otherwise consented to by the Issuer, such transferee, participant or assignee shall have executed and delivered to the Issuer, the Trustee and the Funding Agent a Transfer Supplement (as defined in subsection (b) below), with such changes as shall be reasonably acceptable to the Issuer. Without limiting the foregoing, any Conduit Purchaser may, in one or a series of transactions, transfer all or any portion of its interest in the VFN, and its rights and obligations under the Transaction Documents to a Conduit Assignee, a Committed Purchaser or any bank or other financial institution providing liquidity or credit support to the Conduit Purchaser under the Asset Purchase Agreement.
          (b) Each Committed Purchaser may assign to one or more Persons (each an “Assignee Committed Purchaser”), reasonably acceptable to the Issuer and the Funding Agent a portion of such Purchaser’s commitment in respect of its Purchaser Percentage of the Maximum Funded Amount (for each such Purchaser, the “Commitment”) pursuant to a supplement hereto, substantially in the form of Exhibit C with any changes as have been approved by the parties thereto (a “Transfer Supplement”), executed by each such Assignee Committed Purchaser, the assignor Committed Purchaser, and the Funding Agent; provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth herein and in the Indenture. Any such assignment by a Committed Purchaser pursuant to this paragraph cannot be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Issuer and the Funding Agent and (iii) solely to the extent such assignor Committed Purchaser has any portion of the Aggregate Purchaser Funded Amount outstanding, payment by the Assignee Committed Purchaser to the assignor Committed Purchaser of the agreed purchase price, such assignor Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Assignee Committed Purchaser shall for all purposes herein be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the assignor Committed Purchaser allocable to such Assignee Committed Purchaser shall be equal to the amount of the portion of the Commitment of the assignor Committed Purchaser transferred, regardless of the purchase price paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Assignee Committed Purchaser as an “Committed Purchaser” and any resulting adjustment of the assignor Committed Purchaser’s Commitment.
          (c) Any Purchaser may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Note Purchase Agreements; provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth herein and in the Indenture. Notwithstanding any such sale by a Purchaser of participating interests to a Participant, such Purchaser’s rights and obligations under this Note Purchase Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, and the other parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Note Purchase Agreement. Each Participant shall be entitled to the benefits of Article VIII; provided, however, that all amounts payable to any such Participant shall be limited to the amounts which would have been payable to the Purchaser selling such participating interest had such interest not been sold.
          (d) This Note Purchase Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the VFN or hereunder shall have been paid in full.
          SECTION 10.05 Confidentiality. The Issuer shall maintain, and shall cause each officer, employee and agent of itself and its Affiliates to maintain, the confidentiality of the Transaction Documents and all other confidential proprietary information with respect to the Funding Agent and the Purchasers and each of their respective businesses obtained by them in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Transaction Documents, except for information that has become publicly available or information disclosed (i) to legal counsel, accountants and other professional advisors to the Issuer and its Affiliates, (ii) as required by law, regulation, the requirements of the any self-regulating organization such as a stock exchange or legal process or (iii) in connection with any legal or regulatory proceeding to which the Issuer or any of its Affiliates is subject; it being understood, that solely with respect to the Base Indenture, the Issuer may distribute such Base Indenture to the holders of any Notes issued pursuant thereto from time to time. The Issuer hereby consents to the disclosure of any nonpublic information with respect to it received by the Funding Agent or any Purchaser from the Issuer or the Servicer to (i) any of the Purchasers or the Funding Agent, (ii) legal counsel, accountants and other professional advisors to the Funding Agent, the Purchasers or their Affiliates, (iii) as required by law, regulation or legal process, (iv) in connection with any legal or regulatory proceeding to which the Funding Agent, any Purchaser or any of their Affiliates is subject, (v) any nationally recognized rating agency providing a rating or proposing to provide a rating to the Conduit Purchasers’ Commercial Paper or the VFN, (vi) any placement agent which proposes herein to offer and sell the Conduit Purchasers’ Commercial Paper, (vii) any provider of the Conduit Purchasers’ program-wide liquidity or credit support facilities, (viii) any potential Committed Purchaser or (ix) any participant or potential participant of the Commitment of any Committed Purchaser, the Trustee, any Enhancement Provider, any Secured Party, or any liquidity or credit support provider of a Conduit Purchaser; provided, that the Funding Agent and the Purchasers, as the case may be, shall advise any such recipient of information that the information they receive is nonpublic information and may not be disclosed or used for any other purposes other than that for which it is disclosed to such recipient without the prior written consent of the Issuer.
          SECTION 10.06 GOVERNING LAW; JURISDICTION. THIS NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS. EACH OF THE PARTIES TO THIS NOTE PURCHASE AGREEMENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
          SECTION 10.07 Wavier of Trial by Jury. To the extent permitted by applicable law, each of the parties hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Note Purchase Agreement or any matter arising hereunder.
          SECTION 10.08 No Proceedings. The Issuer agrees that so long as any indebtedness of the Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any indebtedness of the Conduit Purchaser shall have been outstanding, it shall not file, or join in the filing of, a petition against such Conduit Purchaser under the Federal Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against the Conduit Purchaser.
          SECTION 10.09 Execution in Counterparts. This Note Purchase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          SECTION 10.10 No Recourse. Notwithstanding anything to the contrary contained herein, the obligations of the Purchasers under this Note Purchase Agreement are solely the corporate obligations of the Purchasers and, in the case of obligations of the Conduit Purchaser other than Commercial Paper, shall be payable at such time as funds are actually received by, or are available to, the Conduit Purchaser in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against the Conduit Purchaser but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper.
     No recourse under any obligation, covenant or agreement of the Conduit Purchaser contained in this Note Purchase Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of the Conduit Purchaser (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Note Purchase Agreement is solely a corporate obligation of the Conduit Purchaser, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Conduit Purchaser (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Conduit Purchaser contained in this Note Purchase Agreement, or implied therefrom, and that any and all personal liability for breaches by the Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Note Purchase Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken by them.
          SECTION 10.11 Survival. All representations, warranties, covenants, guaranties and indemnifications contained in this Note Purchase Agreement, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale, transfer or repayment of the VFN.

          IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COFINA FUNDING, LLC, as Issuer,
By:
Name:
Title:

VENUS FUNDING CORPORATION, as Conduit Purchaser
By:
Name:
Title:

BANK HAPOALIM B.M., as Funding Agent
By:
Name:
Title:

By:
Name:
Title:

HSH NORDBANK AG, NEW YORK BRANCH, as a Committed Purchaser
By:
Name:
Title:

By:
Name:
Title:
Purchaser Percentage: 100%

Note Purchase Agreement

EXHIBIT A
Form of Notice of
Increase

1.	Proposed Increase Date:

2.	Amount of requested Increase (lesser of minimum amount of $ or remaining Maximum Funded Amount)	$

3.	Purchase Price	$

4.	Remaining Maximum Funded Amount (after giving effect to the requested Increase)	$
5.	Certifications:
(a)	The representations and warranties of Cofina Funding, LLC ( the “Issuer”) in the Base Indenture dated as of October 10, 2005 (as amended) between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”); the Series 2006-A Supplement, dated as of February 21, 2006, between the Issuer and the Trustee; and the Note Purchase Agreement dated as of February 21, 2006 (the “Note Purchase Agreement”), among the Issuer, the Conduit Purchaser, the Funding Agent and the Committed Purchasers named therein, are true and correct in all material respects on the date hereof (except to the extent they expressly relate to an earlier or later time and then as of such earlier or later time).

(b)	The conditions to the Increase specified in Section 2.03 of the Note Purchase Agreement have been satisfied and will be satisfied as of the applicable Increase Date.

COFINA FUNDING, LLC, as Issuer
By
Authorized Officer

Date of Notice:

EXHIBIT B
Series 2006-A Officer’s Certificate
     Cofina Funding, LLC (the “Issuer”), pursuant to Section 4.12 of the Note Purchase Agreement dated as of February 21, 2006 (the “Note Purchase Agreement”), among the Issuer, Venus Funding Corporation, as the Conduit Purchaser, Bank Hapoalim B.M., as Funding Agent and Bank Hapoalim B.M., as a Committed Purchaser, the Issuer hereby certifies that, to the best of its knowledge, after reasonable investigation: (a) all of the terms, covenants, agreements and conditions of the Transaction Documents to be complied with and performed by Issuer on or before the date hereof have been complied with and performed in all material respects; and (b) the representations and warranties of Issuer made in the Transaction Documents to which it is a party are true and correct in all material respects on and as of the date hereof (except to the extent they expressly relate to an earlier or later time and then as of such earlier or later time).
     Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.
     IN WITNESS WHEREOF, I have hereunto set my hand as of this       day of                     , 20     .

COFINA FUNDING, LLC, as Issuer,
By:
Name:
Title:

SCHEDULE I
Addresses for Notices
If to:
Issuer:
Cofina Funding, LLC
5500 Cenex Drive
St. Paul, Minnesota 55077
Attention: Sharon Barber
Telephone: (651) 355-6974
Facsimile: (651) 451-4917
Funding Agent:
Bank Hapoalim
1777 Avenue of the Americas
New York, New York 10036
Attn: Brian W. James
Telephone: (212) 782-2343
Facsimile: (212) 782-2345
Committed Purchaser:
Bank Hapoalim
1777 Avenue of the Americas
New York, New York 10036
Attention: Brian W. James
Telephone: (212) 782-2343
Facsimile: (212) 782-2345
Conduit
Purchaser:
Venus Funding Corporation
c/o Bank Hapoalim
1777 Avenue of the Americas
New York, New York 10036
Attn: Brian W. James
Telephone: (212) 782-2343
Facsimile: (212) 782-2345

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Page
SECTION 10.06 GOVERNING LAW; JURISDICTION	26

SECTION 10.07 Wavier of Trial by Jury	26

SECTION 10.08 No Proceedings	26

SECTION 10.09 Execution in Counterparts	27

SECTION 10.10 No Recourse	27

SECTION 10.11 Survival	27

SECTION 10.12 Funding Instructions	27

EXHIBIT A	Form of Notice of Increase
EXHIBIT B	Series 2006-A Officer’s Certificate
EXHIBIT C	Form of Transfer Supplement

SCHEDULE I	Addresses for Notices

iii